Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-4
(Form Type)

DICK’S SPORTING GOODS, INC.
(Exact Name of Registrant Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Time	Filing Fee Previously Paid In Connection With Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.01 par value per share	Rule 457(f)(1)	11,796,800(1)	N/A	$2,422,990,000(2)	$153.10 per $1,000,000	$370,959.77
Fees Previously Paid	-	-	-	-	-	-		$0.00
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-			-	-	-	-
	Total Offering Amounts					$2,422,990,000		$370,959.77
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$370,959.77

(1)          Represents the maximum number of shares of common stock, par value $0.01 per share, of DICK’S Sporting Goods, Inc. (“DICK’S Sporting Goods” and such shares, the “DICK’S Sporting Goods common stock”) estimated to be issuable upon the completion of the transactions contemplated by the Agreement and Plan of Merger, dated as of May 15, 2025 (the “merger agreement” and such transactions contemplated thereby, the “merger”), by and among DICK’S Sporting Goods, RJS Sub LLC and Foot Locker, Inc. (“Foot Locker”) and is based upon the product of (x) the maximum number of shares of common stock, par value $0.01 per share, of Foot Locker (“Foot Locker common stock”) outstanding as of June 18, 2025 or issuable or that may be assumed or exchanged (including in respect of equity based awards) in connection with the merger, collectively equal to approximately 101,000,000, multiplied by (y) the exchange ratio of 0.1168 shares of DICK’S Sporting Goods common stock for each share of Foot Locker common stock.

(2)          Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and calculated pursuant to Rules 457(c) and 457(f)(1) promulgated thereunder. The proposed maximum aggregate price is equal to the product of (x) $23.99, the average of the high and low prices of Foot Locker common stock, as reported on the New York Stock Exchange on June 18, 2025, and (y) 101,000,000, the estimated maximum number of shares of Foot Locker common stock that may be converted into the securities being registered.